EXHIBIT 11

                              THE FINOVA GROUP INC.
                        COMPUTATION OF EARNINGS PER SHARE
                  (Dollars in Thousands, except per share data)

                                              Three Months Ended            Six Months Ended
                                                   June 30,                      June 30,
                                         ---------------------------------------------------------
                                             1998           1997           1998           1997
                                         ------------   ------------   ------------   ------------
Basic Earnings Per Share Computation:

Net income                               $     41,035   $     33,751   $     80,112   $     65,409
                                         ============   ============   ============   ============

Weighted average shares outstanding        56,497,000     54,270,000     56,456,000     54,279,000
Contingently issued shares                   (267,000)      (264,000)      (267,000)      (314,000)
                                         ------------   ------------   ------------   ------------
Adjusted weighted average shares           56,230,000     54,006,000     56,189,000     53,965,000
                                         ============   ============   ============   ============

Net income per share                     $       0.73   $       0.62   $       1.43   $       1.21
                                         ============   ============   ============   ============

Diluted Earnings Per Share Computation:

Net income                               $     41,035   $     33,751   $     80,112   $     65,409
Preferred dividends, net of tax                   945            946          1,891          2,101
                                         ------------   ------------   ------------   ------------
Net income available to common
  shareowners                            $     41,980   $     34,697   $     82,003   $     67,510
                                         ============   ============   ============   ============

Weighted average shares outstanding        56,497,000     54,270,000     56,456,000     54,279,000

Contingently issued shares                   (185,000)      (103,000)      (185,000)      (152,000)
Incremental shares from assumed
conversions:
   Stock options                            1,888,000      1,456,000      1,883,000      1,533,000
   Convertible preferred securities         2,938,000      2,938,000      2,938,000      2,938,000
                                         ------------   ------------   ------------   ------------
Total potential dilutive common shares      4,826,000      4,394,000      4,821,000      4,471,000

Adjusted weighted average shares           61,138,000     58,561,000     61,092,000     58,598,000
                                         ============   ============   ============   ============

Earnings per share                       $       0.69   $       0.59   $       1.34   $       1.15
                                         ============   ============   ============   ============
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